                                                                 Exhibit 99.04



                 CONSENT OF PERSON ABOUT TO BE NAMED DIRECTOR

        New York Mortgage Trust, Inc. intends to file a Registration Statement on Form S-11 (together with any amendments, the "Registration Statement") registering shares of common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a director beginning immediately after the closing of the offering.

                                Signature: /s/ Mary Dwyer Pembroke
                                           --------------------------
                                Print Name:  Mary Dwyer Pembroke

                                Date:  March 15, 2004